Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Investment Technology Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Investment Technology Group, Inc. of our reports dated March 2, 2009 with respect to the consolidated statements of financial condition of Investment Technology Group, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 Annual Report on Form 10-K of Investment Technology Group, Inc.

/s/ KPMG LLP
New York, New York
May 15, 2009